Exhibit 10.7

February 6, 2013

Fred Colen

Re:	Agreement regarding Payment from Management Distribution

Dear Mr. Colen:

This letter agreement sets forth the agreement between you and BeneChill, Inc. (the “Company”) regarding the amount to be paid to you upon a Liquidation Event, which could take the form of an Acquisition or an Asset Sale (as such capitalized terms are defined in the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”)). As we have previously discussed, the Company has agreed to pay you up to 5% of the gross proceeds from a Liquidation Event, either in cash pursuant to a Management Carve-Out Plan or the net proceeds from stock options granted to you by the Company, or a combination of the two. This letter sets forth how the amount to be paid to you upon a Liquidation Event will be calculated.

The Certificate of Incorporation provides that upon a Liquidation Event, the Management Distribution shall be distributed to the Management Holders under the Management Carve-Out Plan referenced in the Certificate of Incorporation. The Company intends to approve the Management Carve-Out Plan with respect to employees and management in general, however, the Company agrees that the amount payable to you out of the Management Distribution shall be calculated based on the following:

1.	You will receive no payment from any Management Distribution if the gross proceeds from the Liquidation Event total $20,000,000 or less.

2.

Upon a Liquidation Event, you will be paid an amount equal to: (A) 5% of the difference between (x) the gross proceeds from the Liquidation Event, minus (b) $20,000,000, if the gross proceeds from the Liquidation Event exceed $20,000,000 but are less than $100,000,000; and (B) 5% of the gross proceeds from the Liquidation Event if the gross proceeds from the Liquidation Event equal or exceed $100,000,000 (such amount is referred to as the “CEO Distribution”). The CEO Distribution to be paid to you under this paragraph will be satisfied first from Stock Option Proceeds, if any, and second from the Management Distribution. If your Stock Option Proceeds are less than the CEO Distribution, you will be paid a Management Distribution in cash in an amount such the net Stock Option Proceeds plus the Management Distribution equal the CEO

Distribution. For the purposes of this letter agreement, the term “Stock Option Proceeds” shall mean the net aggregate amount, if any, payable to you in connection with a Liquidation Event as a result of (i) the shares of Common Stock held by you from the exercise of options, and (ii) the outstanding options to purchase shares of Common Stock held by you that are vested at the time of the Liquidation Event, with all such options treated as if they had been exercised on a Net Exercise basis.

3.	Section 2(c) of the Employment Agreement between you and the Company dated November 21, 2011 is hereby amended to provide that:

(a)	You are entitled to receive a distribution from the Management Distribution as provided in this letter agreement;

(b)	The Company shall grant you options under the Company’s 2003 Stock Incentive Plan to purchase shares of the Company’s Common Stock equaling 5% of the outstanding capital stock of the Company immediately following the final closing of the Company’s Series E Preferred Stock financing, calculated on a fully-diluted basis (i.e., assuming that all outstanding stock options, warrants and convertible securities have been exercised for or converted into common stock and all options reserved for issuance in the option pool have been issued and exercised for Common Stock), without any deduction for preferred stock issued by the Company in connection with a note conversion; and

(c)	The vesting schedule of such stock option grants will be altered to vest as if such options had been granted on November 21, 2011.

4.	Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Certificate of Incorporation, however, certain of such definitions are set forth below for convenience sake:

(a)	“Management Distribution” shall mean the portion of the proceeds from a Liquidation Event distributable to Management Holders pursuant to the Management Carve-Out Plan.

(b)	“Management Carve-Out Plan” shall mean a plan approved by the Board and adopted by the Company’s stockholders that shall be subject to the Carve-Out Limitation and provides for the distribution of the percentage of the proceeds from a Liquidation Event to the Management Holders as set forth in such plan.

(c)	“Management Holders” shall mean holders of Common Stock (or outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event) who are entitled to participate in any Management Carve-Out Plan, in effect at the time of a Liquidation Event, as defined therein.

(d)

“Net Exercise” shall mean, for purposes of the Carve-Out Limitation and the Common Carve-Out, that outstanding options shall be converted into an amount equal to (x) the number of vested in-the-money shares that may be acquired upon exercise of such options, minus (y) the number of shares equal to the aggregate exercise price for such options, multiplied by (z) the Fully-Diluted Per Share Proceeds. For purposes hereof, “Fully-Diluted Per Share Proceeds” shall be equal to the total net proceeds from a Liquidation Event, divided by the aggregate number of shares of Common Stock outstanding at the time of a Liquidation Event, calculated on a fully-diluted, as-if-converted basis, with all shares of Preferred Stock being treated for this purpose as if such shares of Preferred Stock were converted into Common Stock pursuant to Section 4.6, and all in-the-money options and warrants as having been exercised.

Please acknowledge your agreement and understanding of the above by signing in the space provided below.

Sincerely,

BENECHILL, INC.

By:	/s/ Michael Berman
Name:	Michael Berman
Its:	Director

Acknowledged and agreed this 6th day of February, 2013:

/s/ Fred Colen
Fred Colen